EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000, Form S-8 No. 333-112365, Form S-8 No. 333-72444 and Form S-8 No. 333-42904) pertaining to the California Pizza Kitchen, Inc. 2004 Omnibus Incentive Compensation Plan, the California Pizza Kitchen, Inc. Employee Stock Purchase Plan, 1998 Stock-Based Incentive Compensation Plan and 1990 Employee Stock Option Plan of our report dated March 29, 2005, with respect to the consolidated financial statements of California Pizza Kitchen, Inc., included in this Annual Report (Form 10-K) for the year ended January 2, 2005.

/s/    ERNST & YOUNG LLP

Los Angeles, California

March 31, 2005